Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement, dated as of May 20, 2026 (this “Agreement”), is entered into by and between BIOMX INC., a Delaware corporation, with its principal executive offices at 850 New Burton Road, Suite 201, Dover, DE 19904 (the “Company”), and ROY ROUSSO, Israeli I.D. No. 024579542, of Matityho Shoham 38, Tel Aviv (the “Consultant”). The Company and the Consultant are referred to herein each as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to engage the Consultant to provide executive consulting services in the capacity described herein, and the Consultant is willing to provide such services to the Company and its affiliates pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Engagement; Services.

During the Term (as defined below), the Consultant shall provide the Company with executive management and consulting services (the “Services”) and shall serve, in such capacity, as the Company’s Chief Operating Officer and Chief Business Officer (COO/CBO), giving the Company the benefit of his knowledge, expertise, technical skills and ingenuity in all matters involved in or relating to the business of the Company and its subsidiaries and affiliates. The Parties acknowledge that, as the business of the Company evolves, the dual COO/CBO designation may be modified by mutual written agreement of the Parties to a single title that best reflects the Consultant’s responsibilities and the needs of the Company at the relevant time. The Consultant shall perform the Services in coordination with, and subject to the strategic guidelines and oversight of, the Chief Executive Officer and the Board of Directors of the Company (the “Board”), and shall perform such other services for the Company and its affiliates as are consistent with his role.

2.	Term.

This Agreement shall be effective as of July 1, 2026 (the “Effective Date”) and shall continue in full force and effect until terminated in accordance with Section 7 below (the “Term”). The Parties acknowledge their shared intention, subject to mutual agreement and the determination of the Board, to transition the Consultant’s engagement from a contractor relationship hereunder to a full-time salaried employment relationship as the Company’s business develops. Any such transition shall be documented in a separate written employment agreement executed by the Parties.

3.	Engagement Level; Duties; Exclusivity.

a.	Engagement Level. The Consultant shall provide the Services on a part-time basis equivalent to seventy percent (70%) of a full-time engagement (the “Engagement Level”). The compensation set forth in Section 6 has been determined on the basis of, and is pro-rated to, the Engagement Level (other than the Equity Grant, which is not pro-rated, as set forth in Section 6(c)). The Engagement Level may be increased or decreased by mutual written agreement of the Parties from time to time, in which case the Base Compensation and the Performance Bonus shall be adjusted accordingly.

b.	Duties. During the Term, the Consultant shall perform such duties as are customarily performed by a Chief Operating Officer and Chief Business Officer of a company of similar size and stage, all under and subject to the direction and oversight of the Chief Executive Officer and the Board. The Consultant shall devote his best professional efforts, knowledge and skills to the performance of his duties at the Engagement Level, and shall not engage in any conduct that would be inconsistent with the proper performance of the Services. It is agreed that the Consultant may trade in stock, bonds, securities, commodities or real estate investments that do not involve the business operations of the Company and that do not interfere with the performance of the Services.

c.	Exclusivity. The Consultant agrees and acknowledges that during the Term he shall not, without the prior written approval of the Company, accept other work, or enter into any contract, understanding or obligation with any third party to provide services that would (i) compete with the business of the Company, (ii) interfere with or impair the performance of the Services hereunder, or (iii) conflict with the Consultant’s obligations under this Agreement, other than in connection with services provided to non-profit charitable organizations that do not so interfere or conflict.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company expressly acknowledges and agrees that the Consultant is engaged on a part-time basis and maintains independent business, advisory, and investment practices. The Company hereby pre-approves the Consultant’s continued participation in, and provision of services to, the entities and roles set forth in Exhibit A attached hereto (the “Permitted Activities”), and agrees that such activities do not constitute a breach of this Section 3(c) or Section 4, provided they do not compete with the business of the Company or any of its subsidiaries or affiliates. The Consultant’s pre-approved participation in the Permitted Activities is conditioned on the Consultant’s full compliance with Section 5 (Confidentiality and Developments). For purposes of Section 5, no Permitted Activities entity (and no personnel, advisor or representative thereof) shall be deemed to be the Company or its representative, and the Consultant’s role at any Permitted Activities entity shall not in any way affect, limit or qualify the Consultant’s obligations under Section 5. Without limiting the foregoing, the Consultant shall not, in connection with any Permitted Activity, (i) use, disclose or make available any Confidential Information or Developments to any Permitted Activities entity or any other person or entity, or (ii) bring into the Company, or use in the performance of the Services hereunder, any confidential or proprietary information of any Permitted Activities entity or other third party.

4.	Non-Competition; Non-Solicitation.

a.	Non-Competition. The Consultant agrees and acknowledges that he is and will become familiar with trade secrets and other Confidential Information (as defined below) relating to the Company and its business. Accordingly, the Consultant agrees that during the Term and for a period of twelve (12) months following the expiration or termination of this Agreement for any reason (the “Restricted Period”), the Consultant shall not, directly or indirectly, individually or through another entity or affiliate, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business, that competes either directly or indirectly with the Company or any of its subsidiaries or affiliates, in any line of business, activity, product or service in which the Company or any of its subsidiaries or affiliates is engaged at any time during the Term (including any such line of business, activity, product or service that the Company or its subsidiaries or affiliates is actively developing, offering, providing, or commercializing during such period), and in any market in which the Company or any of its subsidiaries or affiliates is then operating or proposing to operate. Nothing in this Section shall be deemed to prohibit the Consultant from being a passive owner of less than 2% of the outstanding stock of a publicly traded corporation engaged in a competing business, so long as the Consultant has no direct or indirect participation in the business of such corporation.

b.	Non-Solicitation. During the Restricted Period, the Consultant shall not, directly or indirectly, individually or through another entity or affiliate: (i) solicit, induce, encourage or attempt to induce any employee, consultant or independent contractor of the Company or any of its subsidiaries or affiliates to leave the employ or consulting or contracting relationship with, or in any way interfere with the relationship between the Company (or any subsidiary or affiliate) and any employee, consultant or independent contractor thereof; (ii) solicit for employment or as a consultant or an independent contractor any person who was an employee, consultant or independent contractor of the Company (or any subsidiary or affiliate) at any time during the twelve (12) months preceding such solicitation; or (iii) induce or attempt to induce any customer, supplier, distributor, licensor, licensee, investor or other business relation of the Company (or any subsidiary or affiliate) to cease doing business with the Company (or any subsidiary or affiliate), or in any way interfere with the relationship between any such party and the Company (or any subsidiary or affiliate).

5.	Confidentiality and Developments.

a.	Maintenance of Confidentiality. The Consultant shall hold in strict confidence and shall not at any time during or after the Term, directly or indirectly: (i) reveal, report, publicize, disclose or transfer any Confidential Information (as defined below), or any part thereof, to any person or entity; (ii) use any of the Confidential Information for any purpose other than in the course of his duties on behalf of the Company hereunder; or (iii) assist any person or entity, other than the Company, to secure any benefit from the Confidential Information. All Confidential Information (regardless of the medium retained), and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Consultant’s possession, shall be delivered to the Company upon request by the Company or automatically upon the expiration or termination of this Agreement, and the Consultant shall not retain any copies thereof, except as required by applicable law or for the Consultant’s personal tax and legal records.

b.	Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any non-public information relating to the business, operations, affairs, assets or conditions (financial or otherwise) of the Company or any of its subsidiaries or affiliates which is not generally known by non-Company personnel, or which is proprietary or in any way constitutes a trade secret (regardless of the medium in which the information is maintained) and which the Consultant develops or obtains knowledge of or access to through or as a result of his relationship with the Company (including, without limitation, such information conceived, originated, discovered or developed in whole or in part by the Consultant). Confidential Information specifically includes, without limitation, all technical and business information concerning the business or proposed business of the Company and its subsidiaries and affiliates, investors, prospective investors and strategic partners, business plans, partners, joint venturers and potential acquisition targets. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Consultant of his obligations hereunder, or any information that is received by the Consultant from a third party not under an obligation to keep such information confidential.

c.	Developments. The Consultant agrees that any developments, inventions, ideas, original works of authorship, improvements, designs, discoveries, processes, formulas, techniques, know-how, data, software, or any other work product (collectively, “Developments”) relating to the business of the Company or any of its subsidiaries or affiliates, in whole or in part conceived, made, reduced to practice or developed by the Consultant, alone or with others, in connection with or as a result of the performance of the Services or otherwise during the Term, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement, whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Consultant agrees that any such Developments shall be deemed to be “work made for hire”, and that the Company shall be deemed the author thereof under the U.S. Copyright Act; provided that, in the event and to the extent any such works are determined not to constitute “work made for hire” as a matter of law, the Consultant hereby irrevocably assigns and transfers to the Company all right, title and interest (including all intellectual property rights) in and to such Developments, including, without limitation, all copyright, patent, trademark and trade secret rights therein. The Consultant hereby appoints the Company as his attorney-in-fact, with full power and authority to act in his place and stead and in his name or otherwise, to take any action and to execute any instruments which the Company, in its sole and absolute discretion, may deem necessary or appropriate in order to vest, perfect or record the Company’s ownership of all such Developments. To the extent applicable under Israeli law, including the Israeli Patents Law, 5727-1967, and without derogating from any non-waivable statutory rights, the Consultant acknowledges and agrees that the consideration payable to the Consultant under this Agreement has been determined taking into account, and constitutes full and final advance compensation for, any and all claims for remuneration or compensation in respect of any Developments and any service inventions (“Service Inventions”) (including any claim under Section 134 of the Israeli Patents Law) conceived, created, developed or reduced to practice by the Consultant during the Term or in connection with the performance of the Services for the Company, and the Consultant hereby waives any such claims to the maximum extent permitted by applicable law.

For purposes of this Section 5, the term “the Company” shall include the Company and any and all of its subsidiaries, joint ventures, partnerships and affiliates.

6.	Compensation.

a.	Base Cash Compensation. Commencing on the Effective Date and through the termination or expiration of the Term, the Company shall pay the Consultant, in consideration of the Services, a base cash fee determined on the basis of a full-time (100%) engagement rate of USD 17,000 per month (plus VAT, if and to the extent applicable), pro-rated to the Engagement Level. Accordingly, at the current Engagement Level of seventy percent (70%), the Consultant shall be paid a gross monthly fee of USD 11,900 (plus VAT, if and to the extent applicable) (the “Base Compensation”). The Base Compensation shall be payable monthly in arrears, against the receipt by the Company of a duly issued tax invoice from the Consultant, and in any event no later than ten (10) business days following the Company’s receipt of such invoice. If the Engagement Level is adjusted in accordance with Section 3(a), the Base Compensation shall be adjusted accordingly on a pro-rata basis.

b.	Performance Bonus. With respect to each twelve (12) month period during the Term, the Consultant shall be eligible to receive a performance bonus of up to fifty percent (50%) of the annual Base Compensation actually paid to the Consultant in respect of such period (which, at a 100% engagement rate, would represent up to USD 102,000 per annum, and at the current 70% Engagement Level represents up to USD 71,400 per annum) (the “Performance Bonus”). The Performance Bonus shall be payable based on the achievement of milestones and performance objectives to be agreed in writing between the Consultant and the Board (or a committee thereof) from time to time, and/or at the discretion of the Board. The Performance Bonus, if any, in respect of a given period shall be paid within sixty (60) days following the end of such period and the Board’s determination of achievement, against the receipt by the Company of a duly issued tax invoice from the Consultant.

c.	Equity Grant. Subject to the approval of the Board (and any committee thereof, as applicable) and the terms of the Company’s applicable equity incentive plan (the “Plan”) and a separate award agreement to be entered into between the Company and the Consultant, the Company shall grant the Consultant an award of 200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Equity Grant”). The Equity Grant shall vest in three (3) equal annual installments of one-third (1/3) each, on the first, second and third anniversaries of the Effective Date, in each case subject to the Consultant’s continued engagement with the Company on the applicable vesting date. Any unvested portion of the Equity Grant shall be automatically forfeited, without consideration, upon the termination or expiration of the Consultant’s engagement with the Company for any reason. The Parties acknowledge and agree that the Equity Grant is not pro-rated by the Engagement Level, and reflects the Parties’ shared belief in the Consultant’s long-term contribution to the Company. The Equity Grant shall be subject in all respects to the terms and conditions of the Plan and the related award agreement, which shall govern in the event of any inconsistency with this Agreement.

Notwithstanding the foregoing, if (i) the Company terminates this Agreement without Cause (as defined in Section 7(b)), or (ii) a Change of Control of the Company occurs during the Term, then as of the effective date of such termination or Change of Control (as applicable) (A) the Equity Grant shall be deemed to have vested in equal monthly installments over the three (3)-year vesting schedule, rather than the annual installment schedule set forth above, and (B) the Consultant shall be credited with an additional six (6) months of service for purposes of such monthly vesting, and a corresponding portion of the Equity Grant shall accelerate and become fully vested.

d.	Taxes. The Consultant shall be solely responsible for the reporting, payment and remittance of all taxes (including, without limitation, income tax, social security and national insurance contributions, VAT and any other applicable governmental charges) arising in connection with any compensation paid to the Consultant under this Agreement, and the Consultant shall indemnify and hold the Company harmless from and against any liability, claim, cost or expense (including reasonable attorneys’ fees) arising in connection therewith. The Company may deduct or withhold from any amounts payable to the Consultant any taxes or other amounts that the Company is required to deduct or withhold under applicable law.

e.	Expenses. The Company shall reimburse the Consultant for reasonable and necessary out-of-pocket business expenses incurred in connection with the performance of the Services, in each case (i) pre-approved in writing by the Company in accordance with the Company’s expense reimbursement policies as in effect from time to time, and (ii) supported by such records and documentary evidence as are customarily sufficient to substantiate such expenditures.

f.	Travel Expenses. The Company shall reimburse the Consultant for business-related travel expenses incurred in the performance of the Services using the Consultant’s private vehicle. Reimbursement shall be calculated on a per-kilometer (per-KM) basis in strict accordance with the official rates published from time to time by “Heshev” and approved by the Israeli Tax Authority for self-employed individuals and companies. Such reimbursement shall be paid against the submission of a detailed monthly travel log and a valid tax invoice, subject to the standard expense reimbursement approval procedures of the Company.

g.	No Other Benefits. The Parties acknowledge and agree that the Consultant is engaged hereunder as an independent contractor, and the compensation set forth in this Section 6 constitutes the Consultant’s sole and exclusive compensation in respect of the Services. The Consultant shall not be entitled to any salary, employment-related benefits, vacation pay, sick pay, severance, pension, social benefits, recuperation pay, end-of-service indemnity or any other benefit afforded to employees of the Company under any applicable law or any Company policy or arrangement.

7.	Termination; Compensation Upon Termination.

This Agreement and the Services provided hereunder may be terminated as set forth below:

a.	Termination for Cause. The Company may terminate the Consultant’s engagement under this Agreement immediately upon written notice to the Consultant for Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) any material breach by the Consultant of this Agreement or any other written agreement with the Company, which (if curable) is not cured within fourteen (14) days after written notice from the Company specifying such breach; (ii) gross negligence or willful misconduct in the performance of the Services; (iii) fraud, theft, embezzlement, dishonesty, or misappropriation of Company property; (iv) any act or omission that brings, or is reasonably likely to bring, the Company into public disrepute, contempt or scandal, or that materially and adversely affects the Company’s reputation, business or business relationships; or (v) conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude. Upon a termination for Cause: (1) the Consultant shall not be entitled to any unpaid Performance Bonus or any other discretionary or milestone-based compensation in respect of any period not yet paid as of the date of termination; and (2) any unvested portion of the Equity Grant shall be automatically forfeited as of the date of termination.

b.	Termination by the Company Without Cause. The Company may terminate the Consultant’s engagement under this Agreement without Cause upon not less than sixty (60) days’ prior written notice to the Consultant, with such termination to be effective on the date specified in such notice (which shall be no earlier than the expiration of such sixty (60)-day notice period); provided, however, that the Company may elect, in its sole discretion, to make a payment in lieu of all or part of the notice period in an amount equal to the Base Compensation that would have been payable during such period.

c.	Termination by the Consultant. The Consultant may terminate this Agreement upon not less than sixty (60) days’ prior written notice to the Company, specifying the effective date of termination.

d.	Death or Disability. This Agreement shall automatically terminate upon the death of the Consultant or upon the determination by the Board, acting reasonably, that the Consultant has become permanently disabled and is unable to perform the Services with or without reasonable accommodation.

e.	Effects of Termination. Upon any termination or expiration of this Agreement: (i) the Consultant shall be entitled to receive the Base Compensation accrued and unpaid for Services performed through the effective date of termination, together with reimbursement of any approved unreimbursed business expenses; (ii) any unvested portion of the Equity Grant shall be automatically forfeited without consideration as of the effective date of termination, and any vested portion shall be governed by the terms of the Plan and the applicable award agreement; (iii) entitlement to any Performance Bonus shall be governed by Section 6(b) and any applicable bonus plan or milestone agreement, and, except as otherwise expressly agreed in writing by the Parties, no Performance Bonus shall be payable in respect of any period not completed as of the effective date of termination; and (iv) the Consultant shall promptly return to the Company all Confidential Information and Company property in the Consultant’s possession or control. The provisions of Sections 4, 5, 7(e), 8, 9 and 11 through 18 shall survive any termination or expiration of this Agreement.

8.	Enforcement.

a.	The Consultant acknowledges that the Company will suffer substantial and irreparable damages not readily ascertainable or compensable in monetary damages alone in the event of a breach of any of the Consultant’s obligations under this Agreement, particularly Sections 4 (Non-Competition; Non-Solicitation) and 5 (Confidentiality and Developments). Each Party therefore agrees that the provisions of Sections 4 and 5 shall be construed as agreements independent of the other provisions of this Agreement and that the Company, in addition to any other remedies (including monetary damages) provided by law, shall be entitled to seek temporary, preliminary and permanent injunctive relief, specific performance and other equitable remedies from any court of competent jurisdiction, without the necessity of posting a bond or other security, to enjoin any actual or threatened breach of such provisions by the Consultant.

b.	The rights and remedies set forth in this Section 8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law, in equity or under this Agreement.

c.	If at any time any provision of this Agreement shall be determined by a court or other body of competent jurisdiction to be invalid or unenforceable, in whole or in part, by reason of being vague or unreasonable as to area, duration or scope of activity, such provision shall be considered divisible and shall be deemed amended to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by such court or body, and the Parties agree that such provision, as so amended, shall be valid and binding as though any invalid or unenforceable portion had not been included herein.

9.	Independent Contractor Relationship.

Nothing in this Agreement shall be deemed or construed to create an employer-employee, partnership, joint venture, or agency relationship between the Company and the Consultant. The Consultant shall perform the Services as an independent contractor, and shall be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to the Consultant’s performance of the Services and receipt of fees under this Agreement. The Company shall not withhold or make payments for, or contributions to, any social security, national insurance, unemployment insurance, disability insurance, workers’ compensation, pension or similar program on the Consultant’s behalf. The Consultant shall have no authority to bind the Company to any contract, obligation or commitment, except as expressly authorized in writing by the Company.

10.	Ventures.

If, during the Term, the Consultant is engaged in or associated with the planning or implementation of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, the Consultant shall not be entitled to any interest in such project, program or venture, or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation expressly provided to the Consultant under this Agreement.

11.	Successors and Assigns.

The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. The Company shall be entitled to assign its rights and obligations hereunder, in whole or in part, without the prior consent of the Consultant. The Consultant shall not be entitled to assign any of his rights or obligations under this Agreement without the prior written consent of the Company. The Services are personal in nature and shall be performed by the Consultant personally.

12.	Governing Law; Jurisdiction.

This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the resolution of any dispute arising out of or relating to this Agreement, and waives any objection to venue or forum non conveniens in such courts; provided, however, that the Company shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction.

13.	Amendments.

No amendment or modification of any term or condition of this Agreement shall be valid or binding unless in writing and signed by both Parties hereto.

14.	Counterparts.

This Agreement may be executed in any number of counterparts (including by electronic transmission and/or by means of electronic signature), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.	Separate Terms; Severability.

Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct. In the event that any such term, covenant or provision shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.

16.	Waiver.

A waiver by either Party of a breach of any provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other Party’s right to demand strict compliance with that provision, or any other provision, in the future. No waiver shall be effective unless in writing and signed by the waiving Party.

17.	Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered by hand, sent by internationally recognized overnight courier, sent by registered mail (return receipt requested), or sent by email with confirmation of receipt, in each case to: (i) in the case of notices to the Consultant, the last known address (and email address) on file with the Company; and (ii) in the case of notices to the Company, the Company’s principal place of business marked to the attention of the Chief Executive Officer (with a copy to the Company’s legal counsel). Notice shall be deemed given upon actual receipt or, in the case of registered mail, three (3) business days after mailing. Either Party may change its address for notice by providing written notice to the other Party in accordance with this section.

18.	Entire Agreement.

This Agreement represents the entire agreement between the Parties concerning the Consultant’s engagement and the provision of the Services, and supersedes any and all prior or contemporaneous oral or written communications, representations, understandings or agreements between the Parties relating thereto. The Consultant acknowledges that no representative of the Company has been authorized to enter into any agreement or commitment that is inconsistent in any way with the terms of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement; in the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof. Each Party acknowledges that it has been represented, or had the opportunity to be represented, by counsel of its own choosing in the negotiation and execution of this Agreement.

Remainder of Page Intentionally Omitted; Signature Page to Follow

SIGNATURE PAGE TO CONSULTING AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the date first written above.

BIOMX INC.

By:	/s/ Michael Oster
Name:	Michael Oster
Title:	Chief Executive Officer

CONSULTANT

/s/ Roy Timor Rousso
Name:	Roy Timor Rousso

Exhibit A: Permitted Activities

1. Akular

2. 11 Stream

3. Precision.IO

4. Apex Foundry